Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD SEVEN AND SECOND QUARTER BLENDED SAME-STORE SALES

Company Provides Updated Comments on Second Quarter Cost Trends

CARPINTERIA, Calif. – Aug. 20, 2008 – CKE Restaurants, Inc. (NYSE: CKR) announced today period seven same-store sales for the four weeks ended Aug. 11, 2008, for Carl’s Jr.® and Hardee’s® as well as second quarter results for the twelve weeks ended on the same date.

Brand	Period 7		Second Quarter		Fiscal Year to Date
	FY 2009	FY 2008	FY 2009	FY 2008	FY 2009	FY 2008

Carl’s Jr.	+4.2%	0.0%	+3.8%	+2.0%	+3.9%	+0.8%

Hardee’s	+1.4%	+5.0%	+3.3%	+2.9%	+1.0%	+2.3%

Blended	+3.0%	+2.6%	+3.6%	+2.4%	+2.6%	+1.6%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report positive blended same-store sales of 3.0 percent for period seven and 3.6 percent for the second quarter. On a two-year cumulative basis, period seven blended same-store sales increased 5.6 percent and second quarter blended same-store sales increased 6.0 percent. As of the end of period seven, our blended average unit volume for our company-operated stores was $1,207,000, a $45,000 increase from the end of fiscal 2008.”

“During the period, both brands featured the distinctively premium quality and premium priced Prime Rib BurgerTM, our latest ‘meat-as-a-condiment’ creation and the highest priced burger we have sold to date. We make The Six Dollar BurgerTM and Thickburger® varieties by topping a charbroiled, 100 percent Black Angus beef patty with thinly-sliced prime rib, horseradish sauce, Swiss cheese, and grilled onions all on a toasted Ciabatta roll,” Puzder continued. “The advertising for the product is part of our ‘Fake Restaurant’ campaign, in which people willingly paid $14 or more for a variety of Carl’s Jr. Six Dollar Burgers and Hardee’s Thickburgers. The commercials and additional video content can be viewed on the microsite www.FakeRestaurant.com.”

“Carl’s Jr. achieved a 4.2 percent same store sales increase over flat same-store sales in the prior year period. In addition to the Prime Rib Burger, Carl’s Jr. introduced the Monster Breakfast SandwichTM on July 23. The sandwich — which includes two eggs, two strips of bacon, a sausage patty and Swiss and American cheeses piled between grilled sourdough bread – served as the kick-off for new positioning of our entire Carl’s Jr. breakfast menu, featuring the tagline, “Breakfast as big as our burgersTM,” said Puzder. “Carl’s Jr. also debuted the latest flavor of our Hand Scooped Ice Cream Shakes and MaltsTM – Banana Cream Pie. The shake features real vanilla ice cream, banana syrup and Nilla® Wafers. As of the end of period seven, the trailing 13-period average unit volume at Carl’s Jr. was $1,527,000, a $34,000 per unit increase since the end of fiscal 2008 and an all-time high for the brand. In addition, our period seven average unit volume for Carl’s Jr. was higher than any comparable period seven ever.” Revenue for period seven from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $49.0 million.

“For the second quarter, Carl’s Jr. recorded a 3.8 percent same-store sales increase. On a two-year cumulative basis, second quarter same-store sales at Carl’s Jr. have increased 5.8 percent.” Revenue for the second quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $147.1 million.

“Hardee’s achieved a 1.4 percent same-store sales increase versus positive same-store sales of 5.0 percent last year for a two year cumulative increase of 6.4 percent. In addition to the Prime Rib Thickburger®, Hardee’s promoted the Red Burrito Taco SaladTM during the period,” Puzder continued. “Hardee’s also featured Strawberry Biscuits during the breakfast daypart. We top our Made From ScratchTM buttermilk biscuits with sliced strawberries and strawberry syrup, then drizzle them with icing,” added Puzder. As of the end of period seven, the trailing 13-period average unit volume at Hardee’s was $973,000 a $19,000 per unit increase since the end of fiscal 2008, and the highest figure for the brand since fiscal 1995, which is as far back as we can check. In addition, Hardee’s period seven average unit volume was higher than any comparable period as far back as we can check.” Revenue for period seven from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $39.9 million.

“For the second quarter, Hardee’s recorded a 3.3 percent same-store sales increase. On a two-year cumulative basis, Hardee’s same-store sales have increased 6.2 percent.” Revenue for the second quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $119.9 million.

For the second quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s	$147.1 million 119.9 million

Total	$267.0 million

Second Quarter Cost Trends Update

“Similar to last quarter, we are providing some general insight with respect to certain of our operating expenses for the second quarter. Investors should be aware we have yet to complete our full review of the cost components underlying our quarterly results, and that there may be material items other than those discussed below which could adversely or positively impact operating expenses or our business in general.”

“On a consolidated basis, restaurant operating costs in the first quarter of fiscal 2009 were 30 basis points higher than in the first quarter of fiscal 2008. As set forth below, in the second quarter of fiscal 2009, we anticipate that our consolidated restaurant operating costs will decrease between 20 and 50 basis points as compared to the second quarter of fiscal 2008.”

“Similar to first quarter, we continued to experience higher food costs at both our brands due to increased prices for cheese, potatoes, and oils, as well as higher wheat costs at Hardee’s. In addition, beef prices also rose significantly at both brands during the quarter. We have been able to partially offset the impact of these higher costs through price increases and other actions we have taken to control food costs. Still, we anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be 40 to 50 basis points higher than our results for the second quarter of fiscal 2008. In the prior year second quarter, food and packaging costs on a consolidated basis were 29.9 percent of company-operated restaurants revenue.”

“We expect payroll and employee benefits costs as a percent of company-operated restaurants revenue for the second quarter to be 120 to 130 basis points below our reported results for the second quarter of fiscal 2008. We expect workers’ compensation expense (a component of payroll and employee benefits costs) for second quarter to be 50 basis points favorable to the prior year quarter. In the prior year second quarter, payroll and employee benefit costs on a consolidated basis, were 29.6 percent of company-operated restaurants revenue.”

“We anticipate consolidated occupancy and other costs as a percent of company-operated restaurants revenue for the second quarter will be approximately 40 to 50 basis points higher than the results reported in the second quarter of fiscal 2008. In the prior year second quarter, occupancy and other costs on a consolidated basis, were 22.0 percent of company-operated restaurants revenue.”

“We will report same-store sales results for period eight, ending Sept. 8, 2008, on or about Sept. 17, 2008.”

As of the end of its fiscal 2009 first quarter ended May 19, 2008, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,101 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,162 Carl’s Jr. restaurants and 1,923 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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